Exhibit B

Resolutions of Great-West Funds, Inc. (“Great-West Funds”)

RESOLVED, that the filing with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the “1940 Act”), of a request for an exemptive order, pursuant to Sections 6(c), 17(b) and 12(d)(1)(J), relating to relief from Sections 17(a), 12(d)(1)(A) and 12(d)(1)(B) of the 1940 Act is hereby approved to permit among other things, Great-West Funds to invest in non-affiliated investment companies; and it is

FURTHER RESOLVED, that the officers of Great-West Funds, Inc. are hereby authorized and directed on behalf Great-West Funds, Inc. to take all actions deemed necessary or desirable in their judgment and discretion to carry out the foregoing resolution, including filing any amendment to the application for the order.